Exhibit 99.1

PARSONS

SECOND QUARTER 2023

Earnings Press Release

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Parsons* third quarter 2022 earnings press release

Parsons Reports Strong Second Quarter 2023 Results

Q2 2023 Financial Highlights

▪
Record revenue of $1.4 billion increases 34% year-over-year
▪
Record organic revenue growth of 23% driven by record organic growth in both segments
▪
Significant second quarter net income of $43 million increases 136%
▪
Record adjusted EBITDA increases 53% to $118 million
▪
Strong book-to-bill ratio of 1.4x on contract awards growth of 95%
▪
Record total backlog increases 8% to $8.9 billion
▪
Increasing 2023 guidance ranges for revenue, adjusted EBITDA, and cash flow from operations

CENTREVILLE, VA – August 2, 2023 Parsons Corporation (NYSE: PSN) today announced financial results for the second quarter ended June 30, 2023.

CEO Commentary

“Our momentum continues as we delivered another record quarter with all-time highs for total revenue, organic revenue growth, adjusted EBITDA, contract awards, and total backlog,” said Carey Smith, chair, president, and chief executive officer. “In the second quarter, we achieved organic revenue growth of over 20% in both business segments and won six contracts over $100 million, all company records. We are efficiently growing the business as profitability growth has outpaced our significant revenue growth for both the second quarter and for first half of the year. We have the right portfolio and the right team to continue to capitalize on unprecedented global infrastructure spending and the increasing demand for national security solutions. These positive factors provide us with the confidence and visibility to raise our full-year revenue, adjusted EBITDA, and cash flow guidance.”

Second Quarter 2023 Results

Year-over-Year Comparisons (Q2 2023 vs. Q2 2022)

Total revenue for the second quarter of 2023 increased by $348 million, or 34%, to $1.4 billion. This increase was primarily driven by organic growth of 23% due to the ramp-up of recent contract wins and growth on existing contracts. The company’s acquisitions contributed approximately $121 million of inorganic revenue in the second quarter of 2023. Operating income increased 134% to $76 million primarily due to the ramp-up of recent contract wins and contributions from the company's Xator acquisition. Net income increased 136% to $43 million. GAAP diluted earnings per share (EPS) attributable to Parsons was $0.38 in the second quarter of 2023, compared to $0.17 in the prior year period.

Adjusted EBITDA including noncontrolling interests for the second quarter of 2023 was $118 million, a 53% increase over the prior year period. The adjusted EBITDA increase was driven primarily by volume on new contract wins, $20 million of one-time incentive fees on two chemical weapons destruction programs, and contributions from the company's Xator acquisition. Adjusted EBITDA margin was 8.7% in the second quarter of 2023, compared to 7.7% in the second quarter of 2022. The year-over-year margin increase was primarily driven by recent contract awards, the company's Xator acquisition, and efficient growth across the portfolio. Adjusted EPS was $0.63 in the second quarter of 2023, compared to $0.41 in the second quarter of 2022. The year-over-year adjusted EPS increase was driven by the adjusted EBITDA increases noted above.

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Segment Results

Federal Solutions Segment

Federal Solutions Year-over-Year Comparisons (Q2 2023 vs. Q2 2022)

	Three Months Ended		Growth		Six Months Ended		Growth
(in millions)	June 30, 2023	June 30, 2022	Dollars/ Percent	Percent	June 30, 2023	June 30, 2022	Dollars/ Percent	Percent
Revenue	$763	$538	$225	42%	$1,397	$1,029	$368	36%
Adjusted EBITDA	$86	$48	$38	80%	$142	$90	$52	57%
Adjusted EBITDA margin	11.2%	8.9%	2.4%	27%	10.2%	8.8%	1.4%	16%

Second quarter 2023 revenue increased $225 million, or 42%, compared to the prior year period due to organic growth of 20% and $118 million from the company's Xator acquisition. Organic revenue growth was primarily driven by expansion with the Department of State, growth on new and existing contracts, and the incentive fees from the two chemical weapons destruction programs.

Second quarter 2023 Federal Solutions adjusted EBITDA including noncontrolling interests increased by $38 million, or 80%. Adjusted EBITDA margin increased to 11.2% from 8.9% in the prior year period. These increases were driven primarily by $20 million in non-recurring incentive fees, and contributions from the company's Xator acquisition.

Critical Infrastructure Segment

Critical Infrastructure Year-over-Year Comparisons (Q2 2023 vs. Q2 2022)

	Three Months Ended		Growth		Six Months Ended		Growth
(in millions)	June 30, 2023	June 30, 2022	Dollars/ Percent	Percent	June 30, 2023	June 30, 2022	Dollars/ Percent	Percent
Revenue	$594	$471	$123	26%	$1,133	$929	$204	22%
Adjusted EBITDA	$33	$30	$3	10%	$67	$61	$6	9%
Adjusted EBITDA margin	5.5%	6.3%	-0.8%	-13%	5.9%	6.6%	-0.7%	-11%

Second quarter 2023 Critical Infrastructure revenue increased $123 million, or 26%, compared to the prior year period due to organic growth of 25%. Organic revenue growth was primarily driven by higher volume in both the Middle East and North America.

Second quarter 2023 adjusted EBITDA including noncontrolling interests increased by $3 million, or 10%, compared to the prior year period. Adjusted EBITDA margin decreased to 5.5% from 6.3% in the prior year period. The adjusted EBITDA increase was driven by higher volume on new and existing contracts. The stronger core margin was impacted by $28 million of write-downs related to two legacy programs.

Second Quarter 2023 Key Performance Indicators

▪
Book-to-bill ratio: 1.4x on net bookings of $1.9 billion.
▪
Book-to-bill ratio (trailing twelve-months): 1.2x on net bookings of $5.7 billion.
▪
Total backlog: $8.9 billion, up 8% from Q2 2022.
▪
Cash flow from operating activities: Second quarter 2023: $23 million compared to $51 million in second quarter of 2022. For the six months ended June 30, 2023, cash flow from operating activities was $14 million, compared to $25 million in the prior year period.

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Significant Contract Wins

Parsons continues to win large strategic contracts in both the Federal Solutions and Critical Infrastructure segments. During the second quarter of 2023, the company won six single-award contracts worth more than $100 million each, a company record. In addition, the company won an additional $100 million contract after the 2023 second quarter ended.

▪
Awarded the Federal Aviation Administration’s $1.8 billion ceiling value recompete contract to support their Aviation System Capital Investment Plan, of which the company booked the 3-year base period for $641 million. Parsons has been the prime contractor on this work for more than two decades. With the Infrastructure Investment and Jobs Act, the FAA has $5 billion of additional funding for facilities-related work.
▪
Awarded a new five-year single-award contract from the General Services Administration with a potential value of $1.2 billion, of which the company booked the one-year base period for $217 million. This contract supports the Department of Defense and its strategic partners in delivering global quick reaction capabilities leveraging advanced technology solutions across the all-domain battlespace.
▪
Awarded a $170 million five-year ceiling value task order by the Defense Threat Reduction Agency under the Assessments, Exercises, Modeling, and Simulation Support multiple-award IDIQ contract. This contract contains new and existing work to provide vulnerability assessments, design reviews, and analysis that advances the DoD and DTRA’s missions to counter and mitigate a broad spectrum of existing and emerging vulnerabilities and threats. The company booked $34 million on this contract in the second quarter.
▪
Awarded a new $130 million single-award contract as lead designer for the Port Authority of New York and New Jersey to enhance infrastructure at the John F. Kennedy International Airport. The scope includes a new on-airport roadway transportation network, parking garage, pedestrian bridge, and utility upgrades. The company booked this entire contract value in the second quarter.
▪
Awarded a new $127 million contract as a subcontractor to a federal customer, of which the company booked $25 million, to deliver detection technology solutions.
▪
Awarded a $109 million recompete contract from the United States Cyber Command to provide cyber capability discovery, development, testing, and advanced analytics. The company booked $52 million on this contract in the second quarter. This is the company's second consecutive win with the Cyber Command this year.
▪
Awarded a new $93 million five-year single-award contract to complete project and design management for a major development in Saudi Arabia. The company booked the entire value of this contract in the second quarter.
▪
After the second quarter ended, the company was awarded a five-year contract with an estimated value of $130 million on the Repairs, Operations, Maintenance, and Engineering contract by the National Aeronautics and Space Administration (NASA). As a subcontractor to a small business, Parsons will provide facilities construction management and engineering and technical services.

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Additional Corporate Highlights

Parsons continues to build on its long-standing commitment to environmental, social, and governance (ESG) initiatives, which is interwoven with the company’s core values and how it operates. During the quarter, the company won multiple awards for being a top employer for diversity and military veterans and continued its tradition of destroying U.S. chemical weapon stockpiles.

▪
Parsons was part of the team that helped the United States comply with the 1997 Chemical Weapons Convention agreement by destroying the country’s last chemical weapon. The final sarin nerve agent filled M55 rocket was destroyed on July 7, 2023.
▪
Announced a commitment to set updated near and long-term targets for Greenhouse Gas (GHG) emissions aligned with 1.5°C and net-zero through the Business Ambition for 1.5°C campaign; a leading global coalition committed to taking urgent climate action.
▪
Published Parsons 2023 ESG disclosures, detailing how the company is accelerating its climate objectives while creating the future of global infrastructure and national security. The report highlights the company’s transparency and key milestones, defining how ESG underpins the company’s values and drives future growth.
▪
Recognized as one of the best employers for diversity by Forbes. This recognition demonstrates how the company has prioritized Diversity, Equity, and Inclusion by striving to create an inclusive workplace for all employees to be their most authentic selves.
▪
Recognized as a VETS Indexes 4 Star Employer for its commitment to recruiting, hiring, retaining, developing, and supporting veterans and the military-connected community.
▪
Recognized as a top 50 employer by Women Engineer Magazine. This publication selects the top companies in the country for which they would most like to work for and/or whom they believe would provide a positive working environment for women engineers.
▪
Honored by the Washington Business Journal as one of the most diverse companies and employers in the Washington, D.C. metropolitan area.

Fiscal Year 2023 Guidance

The company is increasing its fiscal year 2023 revenue, adjusted EBITDA, and cash flow from operations guidance ranges to reflect its strong second quarter operating performance and its outlook for the remainder of the year. The table below summarizes the company’s fiscal year 2023 guidance.

	Current Fiscal Year 2023 Guidance	Prior Fiscal Year 2023 Guidance
Revenue	$4.85 billion - $5.05 billion	$4.5 billion - $4.7 billion
Adjusted EBITDA including non-controlling interest	$410 million - $440 million	$375 million - $415 million
Cash Flow from Operating Activities	$280 million - $340 million	$275 million - $335 million

Net income guidance is not presented as the company believes volatility associated with interest, taxes, depreciation, amortization and other matters affecting net income, including but not limited to one-time and nonrecurring events and the impact of M&A, will preclude the company from providing, with reasonable certainty, net income guidance for fiscal year 2023.

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Conference Call Information

Parsons will host a conference call today, August 2, 2023, at 8:00 a.m. ET to discuss the financial results for its second quarter 2023.

Access to a webcast of the live conference call can be obtained through the Investor Relations section of the company's website (https://investors.parsons.com). Those parties interested in participating via telephone may register on the Investor Relations website or by clicking here.

A replay of the conference call will be available on the company's website approximately two hours after the call concludes and will remain on the website for approximately one year.

About Parsons Corporation

Parsons (NYSE: PSN) is a leading disruptive technology provider in the national security and global infrastructure markets, with capabilities across cyber and intelligence, space and missile defense, transportation, environmental remediation, urban development, and critical infrastructure protection. Please visit Parsons.com and follow us on LinkedIn and Facebook to learn how we’re making an impact.

Forward-Looking Statements

This Earnings Release and materials included therewith contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our current expectations, beliefs, and assumptions, and are not guarantees of future performance. Forward-looking statements are inherently subject to uncertainties, risks, changes in circumstances, trends and factors that are difficult to predict, many of which are outside of our control. Accordingly, actual performance, results and events may vary materially from those indicated in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future performance, results or events. Numerous factors could cause actual future performance, results and events to differ materially from those indicated in the forward-looking statements, including, among others: the impact of COVID-19; any issue that compromises our relationships with the U.S. federal government or its agencies or other state, local or foreign governments or agencies; any issues that damage our professional reputation; changes in governmental priorities that shift expenditures away from agencies or programs that we support; our dependence on long-term government contracts, which are subject to the government’s budgetary approval process; the size of addressable markets and the amount of government spending on private contractors; failure by us or our employees to obtain and maintain necessary security clearances or certifications; failure to comply with numerous laws and regulations; changes in government procurement, contract or other practices or the adoption by governments of new laws, rules, regulations and programs in a manner adverse to us; the termination or nonrenewal of our government contracts, particularly our contracts with the U.S. government; our ability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; our ability to generate revenue under certain of our contracts; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; changes in estimates used in recognizing revenue; internal system or service failures and security breaches; and inherent uncertainties and potential adverse developments in legal proceedings including litigation, audits, reviews and investigations, which may result in material adverse judgments, settlements or other unfavorable outcomes. These factors are not exhaustive and additional factors could

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adversely affect our business and financial performance. For a discussion of additional factors that could materially adversely affect our business and financial performance, see the factors including under the caption “Risk Factors” in our Annual Report with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2022, on Form 10-K, filed on February 17, 2023, and our other filings with the Securities and Exchange Commission.

All forward-looking statements are based on currently available information and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statements made in this presentation that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.

Media:	Investor Relations:
Bryce McDevitt	Dave Spille
Parsons Corporation	Parsons Corporation
(703) 851-4425	(571) 655-8264
Bryce.McDevitt@Parsons.com	Dave.Spille@Parsons.com

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Revenue	$1,356,486	$1,008,721	$2,529,952	$1,957,790
Direct cost of contracts	1,068,220	781,772	1,985,408	1,515,672
Equity in (losses) earnings of unconsolidated joint ventures	75	5,613	(5,765)	11,211
Selling, general and administrative expenses	211,897	199,932	411,205	385,009
Operating income	76,444	32,630	127,574	68,320
Interest income	306	171	1,099	236
Interest expense	(7,299)	(4,525)	(13,757)	(8,463)
Other income (expense), net	543	236	1,857	381
Total other income (expense)	(6,450)	(4,118)	(10,801)	(7,846)
Income before income tax expense	69,994	28,512	116,773	60,474
Income tax expense	(15,223)	(5,732)	(26,726)	(13,851)
Net income including noncontrolling interests	54,771	22,780	90,047	46,623
Net income attributable to noncontrolling interests	(11,530)	(4,485)	(21,253)	(7,661)
Net income attributable to Parsons Corporation	$43,241	$18,295	$68,794	$38,962
Earnings per share:
Basic	$0.41	$0.18	$0.66	$0.38
Diluted	$0.38	$0.17	$0.61	$0.35

Weighted average number shares used to compute basic and diluted EPS

(In thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Basic weighted average number of shares outstanding	104,908	103,675	104,856	103,722
Stock-based awards	883	658	941	729
Convertible senior notes	8,917	8,917	8,917	8,917
Diluted weighted average number of shares outstanding	114,708	113,251	114,714	113,368

Net income available to shareholders used to compute diluted EPS as a result of adopting the if-converted method in connection with the Convertible Senior Notes

(In thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net income attributable to Parsons Corporation	$43,241	$18,295	68,794	38,962
Convertible senior notes if-converted method interest adjustment	554	542	1,106	1,082
Diluted net income attributable to Parsons Corporation	$43,795	$18,837	69,900	40,044

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PARSONS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	June 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents (including $83,101 and $53,193 Cash of consolidated joint ventures)	$178,589	$262,539
Accounts receivable, net (including $266,312 and $217,419 Accounts receivable of consolidated joint ventures, net)	949,493	717,345
Contract assets (including $9,983 and $11,313 Contract assets of consolidated joint ventures)	712,413	634,033
Prepaid expenses and other current assets (including $15,546 and $7,913 Prepaid expenses and other current assets of consolidated joint ventures)	139,713	105,866
Total current assets	1,980,208	1,719,783

Property and equipment, net (including $3,345 and $2,543 Property and equipment of consolidated joint ventures, net)	95,266	96,050
Right of use assets, operating leases (including $6,596 and $6,315 Right of use assets, operating leases of consolidated joint ventures)	166,797	155,090
Goodwill	1,692,725	1,661,850
Investments in and advances to unconsolidated joint ventures	118,861	107,425
Intangible assets, net	240,300	254,127
Deferred tax assets	144,782	137,709
Other noncurrent assets	68,568	66,108
Total assets	$4,507,507	$4,198,142

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable (including $49,508 and $49,078 Accounts payable of consolidated joint ventures)	$237,229	$201,428
Accrued expenses and other current liabilities (including $144,256 and $102,417 Accrued expenses and other current liabilities of consolidated joint ventures)	693,662	630,193
Contract liabilities (including $45,552 and $40,654 Contract liabilities of consolidated joint ventures)	292,404	213,064
Short-term lease liabilities, operating leases (including $3,197 and $2,552 Short-term lease liabilities, operating leases of consolidated joint ventures)	57,085	59,144
Income taxes payable	14,521	4,290
Total current liabilities	1,294,901	1,108,119

Long-term employee incentives	18,142	17,375
Long-term debt	744,777	743,605
Long-term lease liabilities, operating leases (including $3,399 and $3,763 Long-term lease liabilities, operating leases of consolidated joint ventures)	128,634	111,417
Deferred tax liabilities	20,024	12,471
Other long-term liabilities	110,263	109,220
Total liabilities	2,316,741	2,102,207
Contingencies (Note 12)
Shareholders' equity:
Common stock, $1 par value; authorized 1,000,000,000 shares; 146,311,866 and 146,132,016 shares issued; 43,665,289 and 40,960,845 public shares outstanding; 61,217,557 and 63,742,151 ESOP shares outstanding	146,312	146,132
Treasury stock, 41,429,020 shares at cost	(844,936)	(844,936)
Additional paid-in capital	2,721,402	2,717,134
Retained earnings	111,513	43,089
Accumulated other comprehensive loss	(14,860)	(17,849)
Total Parsons Corporation shareholders' equity	2,119,431	2,043,570
Noncontrolling interests	71,335	52,365
Total shareholders' equity	2,190,766	2,095,935
Total liabilities and shareholders' equity	$4,507,507	$4,198,142

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Six Months Ended
	June 30, 2023	June 30, 2022
Cash flows from operating activities:
Net income including noncontrolling interests	$90,047	$46,623
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	57,048	61,090
Amortization of debt issue costs	1,414	1,302
Loss (gain) on disposal of property and equipment	43	(96)
Provision for doubtful accounts	91	(3)
Deferred taxes	(5,220)	(2,149)
Foreign currency transaction gains and losses	230	1,461
Equity in losses (earnings) of unconsolidated joint ventures	5,765	(11,211)
Return on investments in unconsolidated joint ventures	9,313	19,434
Stock-based compensation	15,978	8,358
Contributions of treasury stock	29,167	26,544
Changes in assets and liabilities, net of acquisitions and newly consolidated joint ventures:
Accounts receivable	(227,756)	(109,681)
Contract assets	(78,254)	(17,866)
Prepaid expenses and other assets	(40,899)	(3,521)
Accounts payable	35,043	(8,079)
Accrued expenses and other current liabilities	33,336	(7,314)
Contract liabilities	76,522	13,360
Income taxes	10,309	3,107
Other long-term liabilities	1,809	3,977
Net cash provided by operating activities	13,986	25,336
Cash flows from investing activities:
Capital expenditures	(17,956)	(13,588)
Proceeds from sale of property and equipment	65	251
Payments for acquisitions, net of cash acquired	(42,273)	(379,272)
Investments in unconsolidated joint ventures	(24,507)	(11,228)
Return of investments in unconsolidated joint ventures	72	-
Proceeds from sales of investments in unconsolidated joint ventures	381	-
Net cash used in investing activities	(84,218)	(403,837)
Cash flows from financing activities:
Proceeds from borrowings	187,400	347,100
Repayments of borrowings	(187,400)	(147,100)
Payments for acquired warrants	-	(11,243)
Contributions by noncontrolling interests	200	2,827
Distributions to noncontrolling interests	(2,487)	(10,344)
Repurchases of common stock	(8,000)	(15,548)
Taxes paid on vested stock	(6,838)	(5,963)
Proceeds from issuance of common stock	2,940	2,724
Net cash (used in) provided by financing activities	(14,185)	162,453
Effect of exchange rate changes	467	(963)
Net decrease in cash, cash equivalents, and restricted cash	(83,950)	(217,011)
Cash, cash equivalents and restricted cash:
Beginning of year	262,539	343,883
End of period	$178,589	$126,872

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Contract Awards

(in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Federal Solutions	$1,182,127	$392,554	$1,877,771	$849,442
Critical Infrastructure	749,035	599,057	1,435,620	1,059,325
Total Awards	$1,931,162	$991,611	$3,313,391	$1,908,767

Backlog

(in thousands)

	June 30, 2023	June 30, 2022
Federal Solutions:
Funded	$1,506,235	$1,329,695
Unfunded	3,709,288	3,756,452
Total Federal Solutions	5,215,523	5,086,147
Critical Infrastructure:
Funded	3,615,955	3,080,338
Unfunded	70,109	61,151
Total Critical Infrastructure	3,686,064	3,141,489
Total Backlog	$8,901,587	$8,227,636

Book-To-Bill Ratio1:

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Federal Solutions	1.5	0.7	1.3	0.8
Critical Infrastructure	1.3	1.3	1.3	1.1
Overall	1.4	1.0	1.3	1.0

Non-GAAP Financial Information

The tables under "Parsons Corporation Inc. Reconciliation of Non-GAAP Measures" present Adjusted Net Income attributable to Parsons Corporation, Adjusted Earnings per Share, Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin, reconciled to their most directly comparable GAAP measure. These financial measures are calculated and presented on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). Parsons has provided these Non-GAAP Measures to adjust for, among other things, the impact of amortization expenses related to our acquisitions, costs associated with a loss or gain on the disposal or sale of property, plant and equipment, restructuring and related expenses, costs associated with mergers and acquisitions, software implementation costs, legal and settlement costs, and other costs considered non-operational in nature. These items have been Adjusted because they are not considered core to the company’s business or otherwise not considered operational or because these charges are non-cash or non-recurring. The company presents these Non-GAAP Measures because management believes that they are meaningful to understanding Parsons’s performance during the periods presented and the company’s ongoing business. Non-GAAP Measures are not prepared in accordance with GAAP and therefore are not necessarily comparable to similarly titled metrics or the financial results of other companies. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

1 Book-to-Bill ratio is calculated as total contract awards divided by total revenue for the period.

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net income attributable to Parsons Corporation	$43,241	$18,295	$68,794	$38,962
Interest expense, net	6,993	4,354	12,658	8,227
Income tax provision (benefit)	15,223	5,732	26,726	13,851
Depreciation and amortization (a)	28,689	30,581	57,048	61,090
Net income attributable to noncontrolling interests	11,530	4,485	21,253	7,661
Equity-based compensation	9,314	4,791	16,017	8,689
Transaction-related costs (b)	1,917	9,525	3,535	11,923
Restructuring (c)	-	-	546	213
Other (d)	1,399	(349)	2,120	1,046
Adjusted EBITDA	$118,306	$77,414	$208,697	$151,662

(a)
Depreciation and amortization for the three and six months ended June 30, 2023, is $24.4 million and $48.4 million, respectively, in the Federal Solutions Segment and $4.3 million and $8.6 million, respectively, in the Critical Infrastructure Segment. Depreciation and amortization for the three and six months ended June 30, 2022, is $25.9 million and $52.1 million, respectively, in the Federal Solutions Segment and $4.7 million and $9.0 million, respectively, in the Critical Infrastructure Segment.
(b)
Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(c)
Reflects costs associated with and related to our corporate restructuring initiatives.
(d)
Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.

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PARSONS CORPORATION

Non-GAAP Financial Information

Computation of Adjusted EBITDA Attributable to Noncontrolling Interests

(in thousands)

	Three months ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Federal Solutions Adjusted EBITDA attributable to Parsons Corporation	$85,640	$47,645	$141,788	$90,283
Federal Solutions Adjusted EBITDA attributable to noncontrolling interests	85	49	170	166
Federal Solutions Adjusted EBITDA including noncontrolling interests	$85,725	$47,694	$141,958	$90,449

Critical Infrastructure Adjusted EBITDA attributable to Parsons Corporation	20,936	25,160	45,293	53,475
Critical Infrastructure Adjusted EBITDA attributable to noncontrolling interests	11,645	4,560	21,446	7,738
Critical Infrastructure Adjusted EBITDA including noncontrolling interests	$32,581	$29,720	$66,739	$61,213

Total Adjusted EBITDA including noncontrolling interests	$118,306	$77,414	$208,697	$151,662

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income Attributable to Parsons Corporation to Adjusted Net Income Attributable to Parsons Corporation

(in thousands, except per share information)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net income attributable to Parsons Corporation	$43,241	$18,295	$68,794	$38,962
Acquisition related intangible asset amortization	18,117	19,714	36,126	39,804
Equity-based compensation	9,314	4,791	16,017	8,689
Transaction-related costs (a)	1,917	9,525	3,535	11,923
Restructuring (b)	-	-	546	213
Other (c)	1,399	(349)	2,120	1,046
Tax effect on adjustments	(7,726)	(8,854)	(15,075)	(15,526)
Adjusted net income attributable to Parsons Corporation	66,262	43,122	112,063	85,111
Adjusted earnings per share:
Weighted-average number of basic shares outstanding	104,908	103,675	104,856	103,722
Weighted-average number of diluted shares outstanding (d)	105,791	104,334	105,797	104,451
Adjusted net income attributable to Parsons Corporation per basic share	$0.63	$0.42	$1.07	$0.82
Adjusted net income attributable to Parsons Corporation per diluted share	$0.63	$0.41	$1.06	$0.81

(a)
Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(b)
Reflects costs associated with and related to our corporate restructuring initiatives.
(c)
Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.
(d)
Excludes dilutive effect of convertible senior notes due to bond hedge.

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